Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

May 28, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 14, 2021, to the Board of Directors of Kimco Realty Corporation (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on [date] (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Weingarten Realty Investors and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—The Merger—Opinion of Kimco’s Financial Advisors—Opinion of Barclays Capital Inc.”, “The Merger—Background of the Merger”, “The Merger—Kimco’s Reasons for the Merger; Recommendations of the Kimco Board of Directors”, “The Merger—Opinion of Kimco’s Financial Advisors—Opinion of Barclays Capital Inc.”, “The Merger—Certain Unaudited prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Scott Levin
Name:	Scott Levin
Title:	Managing Director